As filed with the Securities and Exchange Commission on May 13, 2021

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 PUBLIC SQUARE CLEVELAND, OHIO	44114
(Address of Principal Executive Offices)	(Zip Code)

KEYCORP SECOND AMENDED AND RESTATED

DISCOUNTED STOCK PURCHASE PLAN

(Full Title of the Plan)

Carrie A. Benedict

Assistant Secretary

KeyCorp

127 Public Square

Cleveland, Ohio 44114

(216) 689-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares, par value $1.00 per share	4,000,000	$23.20	$92,800,000	$10,124.48

(1)

Represents common shares, par value $1.00 per share (“Common Shares”), of KeyCorp (the “Registrant”), available for purchase by the Registrant’s employees pursuant to the KeyCorp Second Amended and Restated Discounted Stock Purchase Plan (the “DSPP”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that may become issuable under the DSPP by reason of any stock dividend, stock split, reorganization, merger, consolidation or reorganization of or by the Registrant that results in an increase in the number of the Registrant’s outstanding Common Shares.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the $23.44 (high) and $22.96 (low) sale price of the Common Shares on the New York Stock Exchange on May 10, 2021, which date is within five business days prior to the date of this filing.

EXPLANATORY STATEMENT

At the 2021 annual meeting of KeyCorp (the “Registrant”) held on May 13, 2021, the Registrant’s shareholders approved the KeyCorp Second Amended and Restated Discounted Stock Purchase Plan (as amended and restated, the “DSPP”) in order to increase the number of shares of the Registrant’s common stock, par value $1.00 per share (“Common Shares”), available to be purchased by the Registrant’s employees thereunder by 4,000,000 Common Shares. This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of the additional 4,000,000 Common Shares of the Registrant available for purchase under the DSPP.

The Registrant previously registered Common Shares available to be purchased under the DSPP (prior to the second amendment and restatement of the plan) on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 6, 1998 (File No. 333-65391) and July 16, 2003 (File No. 333-107076).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given, or will send or give, documents containing the information specified by Part I of this Registration Statement to participants in the DSPP to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  21, 2021 and on April 20, 2021 (excluding that information designated in such Current Report as furnished and not filed);

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2021; and

(e)

The description of the Registrant’s Common Shares contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Ohio.

Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes the Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal actions, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of the Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to the Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, that Indemnified Person shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the Registrant or any agreement with directors, officers and certain other persons. The Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not the Registrant would have the power to indemnify him or her against such liability under the Code.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Article V of the Third Amended and Restated Regulations of the Registrant (as amended and restated, the “Regulations”) provides that the Registrant shall indemnify to the fullest extent permitted or authorized by Ohio law any person made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Registrant or of any other bank, corporation, partnership, joint venture, trust, or other enterprise for which he or she was serving as a director, trustee, officer, or employee at the request of the Registrant. The indemnification provided by Article V of the Regulations is not exclusive and is in addition to any other rights to which any person seeking indemnification may be entitled.

The Registrant is also party to Change of Control Agreements with certain executive officers (each, an “Executive”) pursuant to which the Registrant has agreed, from and after a change of control, to indemnify an Executive to the fullest extent permitted or authorized by Ohio law, if the Executive (whether before or after the change of control) is made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of the Registrant and/or any of its subsidiaries, or is or was serving at the request of the Registrant and/or any of its subsidiaries as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, limited liability company, partnership, joint venture, trust or other enterprise. The Registrant has agreed to advance expenses incurred by an Executive in defending any such action, suit, or proceeding, subject to the conditions set forth in the agreement. The indemnification provided under the Change of Control Agreements is not exclusive and is in addition to any other rights to which any Executive seeking indemnification under such agreements may be entitled.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An opinion of counsel as to the valid issuance of the securities being registered under this Registration Statement is not required because the securities will not be original issuance securities. If at any time the Registrant’s Board of Directors determines otherwise, an appropriate opinion of counsel will be filed.

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of KeyCorp, effective May 23, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 24, 2019).

4.2	Third Amended and Restated Regulations of KeyCorp, effective May 23, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-Q for the quarterly period ended June 30, 2019).

4.3	KeyCorp Second Amended and Restated Discounted Stock Purchase Plan.

15	Acknowledgment of Independent Registered Public Accounting Firm.

23	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 13th day of May, 2021.

KEYCORP

By:	/s/ Carrie A. Benedict
Name: Carrie A. Benedict
Title: Assistant Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 13, 2021.

/s/ Christopher M. Gorman* Christopher M. Gorman	Chairman, Chief Executive Officer and President, and Director (Principal Executive Officer)

/s/ Donald R. Kimble* Donald R. Kimble	Chief Financial Officer (Principal Financial Officer)

/s/ Douglas M. Schosser* Douglas M. Schosser	Chief Accounting Officer (Principal Accounting Officer)

/s/ Bruce D. Broussard* Bruce D. Broussard	Director

/s/ Alexander M. Cutler* Alexander M. Cutler	Director

/s/ H. James Dallas* H. James Dallas	Director

/s/ Elizabeth R. Gile* Elizabeth R. Gile	Director

/s/ Ruth Ann M. Gillis* Ruth Ann M. Gillis	Director

/s/ Robin N. Hayes* Robin N. Hayes	Director

/s/ Carlton L. Highsmith* Carlton L. Highsmith	Director

/s/ Richard J. Hipple* Richard J. Hipple	Director

/s/ Devina A. Rankin* Devina A. Rankin	Director

/s/ Barbara R. Snyder* Barbara R. Snyder	Director

/s/ Todd J. Vasos Todd J. Vasos	Director

/s/ David K. Wilson* David K. Wilson	Director

*

This Registration Statement has been signed on behalf of the above officers and directors by Carrie Benedict, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24 to this Registration Statement.

By:	/s/ Carrie Benedict
Name: Carrie Benedict
Attorney-In-Fact

May 13, 2021